POLICY ON AVOIDANCE OF INSIDER TRADING & RELATED PROCEDURES FOR SECURITIES TRANSACTIONS

1.0    PURPOSE
1.1This Policy on Avoidance of Insider Trading & Related Procedures for Securities Transaction (this “Policy”) provides guidelines to directors, officers, associates and other related individuals of Integer Holdings Corporation and its subsidiaries (collectively, the “Company”) with respect to transactions in Company Securities and the handling of confidential information about the
Company and companies with which the company does business. Buying or selling Securities while in possession of “Material Non-Public Information”, or improperly disclosing such information to others who buy or sell Securities based on such information is a violation of securities laws and other legal and regulatory requirements and is prohibited by the Company. The penalties for such violations are severe and could result in substantial liability to the Company, as well as criminal and civil liability for the violator, including fines and imprisonment. Accordingly, it is the policy of the Company to prohibit Covered Persons from trading on, improperly disclosing or using, Material Non-Public Information. This Policy and the procedures detailed herein are intended to avoid even the appearance or allegations of improper conduct, in an effort to protect Covered Persons and the Company’s reputation and deter violations of the law. In that regard, certain provisions of this Policy may be more restrictive than applicable laws.
1.2ANYONE IN DOUBT ABOUT THE APPLICATION OF THIS POLICY SHOULD CONSULT WITH THE GENERAL COUNSEL OR HIS OR HER DESIGNEE BEFORE PROCEEDING WITH ANY TRANSACTION IN COMPANY SECURITIES, OR BEFORE DISCLOSING INFORMATION CONCERNING THE COMPANY.
2.0     SCOPE
2.1    Persons Subject to this Policy. This policy applies to all Covered Persons.
2.2     Transactions Subject to this Policy. This Policy applies to all transactions, including gifts, in Company Securities.
3.0     REFERENCES AMD ATTACHMENTS
3.1     Blackout and Pre-Clearance Lists, Exhibit #1
4.0     DEFINITIONS AND ABBREVIATIONS
4.1     Covered Persons: All Directors, officers and associates of the Company, as well as temporary employees and independent consultants in certain circumstances
4.2     Material Non-Public Information: In general, information is “material” if a reasonable investor would consider such information important in deciding whether to purchase, hold or sell Securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather materiality is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some common examples of material information are:
▪financial results, projections of future earnings or losses or other earnings guidance or earnings announcements;
▪confirmation of or changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

▪a pending or proposed merger, acquisition, joint venture or tender offer;
▪a pending or proposed acquisition or disposition of significant assets or a write-down or impairment of assets;
▪an offering of additional equity or debt Securities, the declaration of a stock split, a change in the dividend policy or the establishment of a repurchase program for Company Securities;
▪changes in senior management or a Company restructuring;
▪bank borrowings or other financing transactions out of the ordinary course or impending liquidity problems or bankruptcy;
▪pending or threatened significant litigation, claims or labor disputes or significant development in, or the resolution of, such matters;
▪the gain or loss of a substantial supplier or customer; or
▪a significant cybersecurity incident, such as a data breach or any other significant disruption in the Company’s operations, or a significant loss, potential loss, breach or unauthorized access of the Company’s property or assets, whether at its facilities or through its information technology infrastructure.
The foregoing list is provided only for illustrative purposes.
Information is “non-public” when it is has not been disclosed to the public. To establish that information has been effectively disclosed, it is necessary to demonstrate that the information has been widely disseminated. Information is generally considered widely disseminated if it has been disclosed to the investing public and the market has had time to absorb the information (generally two full business days after the information is made public by the Company). By contrast, information would likely not be considered widely disseminated if it is available only to the
Company’s employees, or if it is only available to a select group of analysts, brokers or institutional investors. Information learned from a source outside of the Company may still constitute non-public information if it has not been publicly disclosed by the Company. If there are widespread rumors about the Company (whether such rumors are discussed inside or outside of the Company), the information that is the subject of the rumors, even if correct, still may be non-public if that information has not been publicly disclosed by the Company.
4.3     Related Account: The term “related account” means any account maintained by (i) immediate family members of Covered Persons and others living in the same household and (ii) accounts that are controlled or subject to the influence of the Covered Person, his/her family members, or others in his/her household, or accounts for which such persons act as a fiduciary, such as a trustee.
4.4     Section 16 Officers: Directors and Executive Officers of the Company who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. Executive Officers are defined as those Executives who are in charge of a principal business unit, division or function, and those Executives that perform a policy making function. Section 16 Officers are designated by the Board of Directors.
4.5     Security: The term “Security” is defined broadly under the applicable securities laws to include common stockand any other type of securities that a company issues, including but not limited to debt securities, preferred stock, bonds, notes, debentures, and warrants, as well as derivative securities that are not issued by the related company, such as exchange-traded put or call options or other swaps or rights to purchase or sell any such security, or any other instrument commonly known as a security.
4.6     Tipping: The term “tipping” means disclosing Material Non-Public Information about the Company to others, including family members, others living in your household, friends, casual acquaintances, business associates or personal advisors (such as accountants, financial planners or lawyers) or making recommendations or expressing opinions as to trading in Company Securities on the basis of Material Nonpublic Information. The insider trading penalties can also apply if information is tipped to others, whether or not any benefit was derived by the disclosing person.
The Company is also required under Regulation FD of the federal securities laws to avoid the selective disclosure of Material Non-Public Information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Covered Persons may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. Covered Persons also may not discuss the Company or its business in internet “chat rooms” or similar internet-based forums.
5.0     RESPONSIBILITIES
5.1     Individual Responsibility. All Covered Persons must strictly observe the provisions of this Policy.
Covered Persons are responsible for compliance with this Policy by their immediate family members and others living in their households as well as the Related Accounts of such persons. Any person who acquires information that any other person is engaged in conduct prohibited by this Policy should promptly report such information to the [General Counselor, if the information involves the General Counsel, to the Chief Financial Officer or Chief Executive Officer.
5.2     Administration of the Policy. Any Covered Person who has questions about this Policy, or specific transactions in Company Securities may obtain additional guidance from the General Counselor his or her designee. However, the ultimate responsibility for adhering to the Policy and avoiding improper transactions rests with each Covered Person.
6.0     POLICY
6.1         Statement of Policy. It is the Company’s policy that Covered Persons who are aware of Material Non- Public Information relating to the Company are prohibited from directly or indirectly:
•Engaging in transactions in Company Securities (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1);
•Recommending the purchase or sale of any Company Securities;
•Disclosing the Material Non-Public Information (or Tipping) to others (for purposes of trading in Company Securities or for any other reason) whose jobs do not require them to have that information;
•Engaging in any other action to take personal advantage of the information (including trading in Securities of any other company based on the information); or
•Assisting anyone engaged in the above activities.

All Covered Persons who have access to or who have prior knowledge of any Material Non-Public Information concerning the Company shall refrain from trading (for their own or Related Accounts) in Company Securities until two business days have elapsed from the time the information is made public by the Company, so as to allow time for the investing public to receive and absorb such information.
In addition, it is the Company’s policy that Covered Persons who, in the course of working for the Company, learn of Material Nonpublic Information about a company with which the Company does business, including a customer or supplier of the Company, are prohibited from trading in that company’s Securities until the information becomes public or is no longer material.
6.2         Additional Prohibited Transactions. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions. It therefore is the Company’s policy that Covered Persons may not engage in any of the following transactions:
6.2.1     Short-Term Trading. A person’s short-term trading of Company Securities may be distracting and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Covered Person who purchases Company Securities in the open market should have a long-term investment horizon.
6.2.2     Short Sales. Short sales of Company Securities (i.e., sale of a Security that the seller does not own) evidence an expectation on the part of the seller that the Securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the Covered Person’s incentive to improve the Company’s performance. For these reasons, Covered Persons are prohibited from engaging in short sales of Company Securities. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales.
6.2.3     Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Company stock and therefore creates the appearance that the Covered Person is trading based on inside information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, Covered Persons are prohibited from engaging in transactions in puts, calls or other derivative Securities, on an exchange or otherwise. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
6.2.4     Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Covered Person to continue to own the covered Securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, Covered Persons are prohibited from engaging in any hedging or monetization transactions with respect to Company Securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in Company Securities.

6.2.5     Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.
Similarly, Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Non-Public Information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
6.3         Additional Procedures
6.3.1     Quarterly Blackout Periods. Certain Covered Persons, as set forth in Exhibit 1 under the heading “Blackout List,” and the Related Accounts of such persons, are prohibited from trading (whether by purchase or sale) Company Securities for four periods (each a “Blackout Period”) each year. Each Blackout Period begins on the fifteenth day prior to the end of a fiscal quarter and ends at the close of the second business day after the Company publicly announces its quarterly results of operations (or full year results with respect to the fourth quarter).
Specific exceptions may be made under very limited circumstances, with approval from the General Counsel, when the applicant does not possess Material Non-Public Information, personal circumstances warrant the exception, and the exception would not otherwise contravene the law or the purposes of this Policy. Any request for an exception shall be in writing (including e-mail) and directed to the General Counsel of the
Company.
6.3.2     Pre-Clearance Procedures. At all times, certain Covered Persons, as set forth in Exhibit 1 under the heading “Pre-Clearance List,”, and the Related Accounts of such persons must receive advance clearance prior to effecting a trade (whether by purchase or sale), gift or other transaction in Company Securities. Such advance clearance should be requested by either sending an email to SM-PLA-preclearance@integer.net or submitting a written notice (including via email) to the General Counsel or his or her designee. A request for pre-clearance should be submitted at least two business days in advance of the proposed transaction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be a ware of any Material Nonpublic Information and should describe fully those circumstances in the pre-clearance request. It should be noted that even if a transaction is pre-cleared, the ultimate responsibility rests with the individual to ensure that he or she is not trading while in possession of Material Non-Public Information.
If a proposed transaction is cleared, such transaction must be effected within two business days of approval. After the passage of such 48-hour period, pre-clearance must again be obtained before such transaction may be effected.
6.3.3     Confirmation of Compliance. All Covered Persons who are subject to the Blackout Periods must confirm in writing that they have received this Policy, have reviewed it and understand it, and will comply with this Policy.
6.3.4     Rule 10b5-1 Plans. Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the General Counselor his or her designee. As required by Rule 10b5-1, a trading plan may be entered into only when the Covered Person is not in possession of Material Non- Public Information, and not during a Blackout Period. Once the plan is adopted, the person must not exercise any influence over the amount of Securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the dates, prices and amounts of the contemplated transactions or establish a formula for determining such dates, prices and amounts. Transactions effected pursuant to a pre- cleared trading plan will not require further pre-clearance at the time of the transaction.
6.3.5     Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities even after Covered Persons have terminated employment with the Company. If Covered Persons are in possession of Material Non-Public Information when their employment terminates, they may not trade in Company Securities until that information has become public or is no longer material.
6.4         Transactions Under Company Plans
6.4.1     Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s equity incentive plans, or to the exercise of a tax withholding right pursuant to which a Covered Person has elected to have the Company withhold shares of stock subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any market sale of stock following an option exercise.
6.4.2     Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a Covered Person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of stock following a vesting event.
6.4.3     Other Similar Transactions. Any other purchase of Company Securities from the Company or sale of Company Securities to the Company are not subject to this Policy.
6.5         Additional Provisions Applicable to Section 16 Officers
6.5.1     Short-Swing Profit Rules. Section 16 of the Securities and Exchange Act of 1934 provides that Section 16 Officers who purchase and sell (or sell and purchase) Company Securities within a six-month period must forfeit, or disgorge, all profits to the Company whether or not they had knowledge of any Material Non-Public Information. Under these provisions, and so long as certain other criteria are met, awards under the Company’s equity incentive plans and the vesting and exercise of those awards are not subject to Section 16. However, Section 16 and the rules thereunder are extremely complex and any questions about the potential applicability of Section 16 should be directed to the General Counsel.
6.5.2     Transaction Reporting. All Section 16 Officers are required to file a Form 4 with the SEC within two business days of most transactions related to Company Securities. The Company coordinates and submits these forms for filing the respective Section 16 Officer; however, it is the responsibility of the Section 16 Officer to provide all necessary information about transactions in Company Securities to the Company.
6.6         Violation Consequences
6.6.1     Legal Consequences. An individual who trades on inside or non-public information (or “tips” information to others) may face civil as well as criminal fines and/or a jail term. A company (and possibly its supervisory personnel) that fails to take appropriate steps to prevent illegal trading by its associates may face both civil and criminal penalties.
6.6.2     Employment Consequences. The Company may impose its own sanctions on anyone who violates this Policy. These sanctions may include demotion or other disciplinary action up to and including termination of employment. The Company will not tolerate conduct that may subject it to potential litigation, increased regulatory scrutiny or civil or criminal liability.

EXHIBIT 1 – BLACKOUT AND PRE-CLEARANCE LISTS
Blackout List:
•Members of the Board of Directors of the Company and their administrative assistants
•Section 16 officers of the Company and their administrative assistants
•Corporate Finance Associates
•Global Account Managers
•Strategic Account Managers
•Legal Department Associates
•Associates Career Level M-4/P-6 and above
•Any other Associates that the General Counsel or the Chief Financial Officer may designate from time to time because such individuals have regular access to Material Non-Public Information in the normal course of their duties
Pre-Clearance List:
•Members of the Board of Directors of the Company and their administrative assistants
•Section 16 officers of the Company and their administrative assistants
•All persons who have access to Company-wide budgeting or forecasting information through the Hyperion software or any successor software utilized by the Company for financial planning or reporting purposes.
•Any other Associates that the General Counsel or the Chief Financial Officer may designate from time to time because such individuals have regular access to budget or forecast financial information in the normal course of their duties or are otherwise deemed appropriate to be included on the Pre-Clearance List.